NSAR ITEM 77O
VK Growth and Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1             Sprint       Goldman,Sachs  1,265,000     0.83      5/29/01



Underwriters for #1
Goldman,Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
Deutsche Banc Alex Brown Inc.
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Allen & Company Incorporated
Robert W. Baird & Co. Incorporated
Dresdner Kleinwort Wasserstein
A.G. Edwards & Sons, Inc.
First Union Securities, Inc.
Edward D. Jones & Co. L.P.
Prudential Securities Incorporated
Samuel A. Ramirez & Company, Inc.
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.